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DOLLAR GENERAL CORPORATION

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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

     The 2003 Annual Report and the Notice of Annual Meeting and Proxy Statement for our 2004 Annual Meeting of Shareholders are enclosed with this letter. The annual meeting will be held on Tuesday, May 25, 2004, at 10:00 a.m. Central Daylight Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record on March 22, 2004 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

     At this year’s meeting, you will have an opportunity to vote on the election of directors and to ratify the selection of Ernst & Young LLP as Dollar General’s independent auditors for the 2004 fiscal year. We have invited representatives from Ernst & Young to attend the meeting. In addition to the formal voting, we will discuss Dollar General’s performance during the 2003 fiscal year and take some time to answer your questions.

     Your interest in Dollar General and your vote are very important to us. Please review the Annual Report and the Proxy Statement in detail and return your proxy card as soon as possible so your vote can be represented at the annual meeting. On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Dollar General.

Sincerely,

Susan S. Lanigan
Senior Vice President, General Counsel
and Corporate Secretary

April 13, 2004

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:		Tuesday, May 25, 2004
TIME:		10:00 a.m., Central Daylight Time
PLACE:		Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect 11 directors; and
	2)	To ratify the appointment of the independent auditors for 2004.
WHO MAY VOTE:		You can vote if you were a shareholder of record on March 22, 2004. By Order of the Board of Directors, Susan S. Lanigan Senior Vice President, General Counsel and Corporate Secretary
Goodlettsville, Tennessee April 13, 2004

Please vote your proxy as soon as possible even if you expect to physically attend the Annual Meeting. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy by following the instructions listed on page 4 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2004 Annual Meeting of Shareholders

TABLE OF CONTENTS

General Information	1
Voting Matters	3
Proposal 1: Election of Directors	6
Director Independence	14
Transactions with Management and Others	15
Executive Compensation	16
Summary Compensation Table	16
Options Granted in Last Fiscal Year	18
Aggregated Option Exercises in the Last Fiscal Year and Year-End Values	18
Employee Retirement Plan	19
Other Executive Benefits	19
Individual Supplemental Retirement Plans	20
Agreements with Named Executive Officers	21
Compensation Committee Interlocks and Insider Participation	24
Section 16(a) Beneficial Ownership Reporting Compliance	24
Report of the Compensation Committee	25
Report of the Audit Committee	30
Shareholder Return Performance Graph	32
Security Ownership	33
Security Ownership of Certain Beneficial Owners	33
Security Ownership by Officers and Directors	34
Proposal 2: Ratification of Appointment of Auditors	35
Fees Paid to Auditors	35
Shareholder Proposals for 2005 Annual Meeting	36
Other Information	36
Appendix A	A-	1

GENERAL INFORMATION

What is this document?

     This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Tuesday, May 25, 2004. A form of proxy card accompanies this document. This document is first being mailed to shareholders on or about April 13, 2004.

     We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to our company throughout as “we” or “us” or “Dollar General.”

     Throughout this document, “2003” refers to our fiscal year ended January 30, 2004, “2002” refers to our fiscal year ended January 31, 2003, and “2001” refers to our fiscal year ended February 1, 2002. All share amounts have been adjusted to reflect the effects of all common stock splits declared on or before March 22, 2004.

Why am I receiving this document?

     We are sending this document and the form of proxy card to you to solicit your proxy to vote upon certain matters at the annual meeting.

What is a proxy?

     It is your legal designation of another person, called a “proxy,” to vote the stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Who is paying the costs of this document and the solicitation of my proxy?

     All expenses of this solicitation, including the cost of preparing and mailing this document, will be borne by Dollar General.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

     Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who may attend the annual meeting?

     Only shareholders, their proxy holders and our invited guests may attend the annual meeting. If you plan to attend the annual meeting, please check the box on the enclosed proxy card. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your stock ownership as of March 22, 2004 so that we may verify your shareholder status, and check in at the registration desk at the meeting. For security reasons, we also will require photo identification for admission.

Are Board members required to attend the annual meeting?

     Yes. Our Board has adopted a policy that requires all directors to attend the annual shareholder meetings, unless attendance is not feasible due to unavoidable circumstances. All Board members attended last year’s annual shareholder meeting.

What if I have a disability?

     If you are disabled and would like to participate in the annual meeting, we can provide reasonable assistance. Please write to our Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072, at least two weeks before the meeting.

What is Dollar General Corporation?

     We are a leading discount retailer of quality general merchandise at everyday low prices. As of March 22, 2004, we operated 6,834 Dollar General stores in 29 states. Through conveniently located stores, we offer a focused assortment of consumable basic merchandise including health and beauty aids, packaged food products, home cleaning supplies, housewares, stationery, seasonal goods, basic clothing and domestics. Our stores serve primarily low-, middle- and fixed-income families.

Where is Dollar General Corporation located?

     We conduct our business from our store support center located at 100 Mission Ridge, Goodlettsville, TN 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

     Our common stock is traded and quoted on the New York Stock Exchange under the symbol “DG.”

Where can I find information regarding Dollar General’s corporate governance practices?

     We have posted Dollar General governance-related information on the “Investing–Corporate Governance” portion of our website located at www.dollargeneral.com.

VOTING MATTERS

What am I voting on?

     You will be voting on the following:

•	the election of eleven directors; and

•	the ratification of the appointment of our auditors.

Who is entitled to vote?

     You may vote if you were the record owner of shares of Dollar General common stock on the close of business on March 22, 2004. Each share of stock is entitled to one vote. As of March 22, 2004, there were 336,496,667 shares of Dollar General common stock outstanding.

May other matters be raised at the annual meeting; how will the meeting be conducted?

     We are not currently aware of any business to be acted upon at the annual meeting other than the two matters described above. Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the annual meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

     The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Board of Directors has decided that our annual meeting will be conducted in accordance with the American Bar Association’s “Handbook for the Conduct of Shareholders’ Meetings” published in 2000, including the supplemental rules thereto, as modified by our Board. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the annual meeting proceeds in a manner that is fair to all participants.

How do I vote?

     Proxies may be voted by returning the printed proxy card, or by voting via telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

     In addition to voting by proxy, you may vote in person at the annual meeting. However, in order to assist us in tabulating votes at the annual meeting, we encourage you to vote by proxy even if you plan to be present at the annual meeting.

How will my proxy be voted?

     The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all of the directors nominated and “FOR” ratification of Ernst & Young LLP as our independent auditors for 2004.

Can I change my mind and revoke my proxy?

     Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at or before the annual meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the annual meeting; or

•	attend the annual meeting and vote in person. Note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

What if I receive more than one proxy card?

     Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Registrar and Transfer Company, P.O. Box 1010, Cranford, New Jersey 07016-3572, and it may be reached at 1-800-368-5948.

How will abstentions and broker non-votes be treated?

     Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

     If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares, however the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may vote the shares with respect to “discretionary” items, routine matters like uncontested elections of directors and the appointment of auditors, but the broker may not vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, the affected shares would be treated as “broker non-votes.” To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the annual meeting?

     A quorum must be present at the annual meeting for any business to be conducted. A quorum exists when the holders of a majority of the 336,496,667 shares of Dollar General common stock outstanding on March 22, 2004 are present at the meeting, in person or by proxy.

How many votes are needed to elect directors and ratify the auditor appointment?

     Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the annual meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

     The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2004 will be approved if the votes cast for the proposal exceed the votes cast against it.

Will my vote be confidential?

     Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

     Our Board of Directors must consist of at least three but not more than fifteen directors, but the exact number is set by the Board. The Board of Directors has fixed the size of the Board at eleven, effective at the time of the annual meeting. All directors are elected annually by our shareholders.

Who are the nominees this year?

     The nominees for the Board of Directors consist of ten current directors who were elected at our 2003 annual meeting and one additional director nominee, J. Neal Purcell. John B. Holland and William S. Wire, II, both current directors, are not standing for re-election in accordance with the mandatory retirement policy set forth in our Corporate Governance Principles. If elected, each nominee would hold office until the 2005 annual meeting of shareholders or until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the year in which they first became a director are as follows:

Name	Age	Director Since
David L. Beré	50	2002
Dennis C. Bottorff	59	1998
Barbara L. Bowles	56	2000
James L. Clayton	70	1988
Reginald D. Dickson	57	1993
E. Gordon Gee	60	2000
Barbara M. Knuckles	56	1995
David A. Perdue	54	2003
J. Neal Purcell	62	—
James D. Robbins	57	2002
David M. Wilds	63	1991

What are the backgrounds of this year’s nominees?

     David L. Beré has served since December 2003 as Corporate Vice President of Ralcorp Holdings, Inc. and as the President and Chief Executive Officer of Bakery Chef, Inc., a leading manufacturer of frozen griddle products and other frozen, pre-baked products that was acquired by Ralcorp Holdings in December 2003. Before the acquisition, Mr. Beré was the President and Chief Executive Officer of Bakery Chef, and also served on its Board of Directors, since 1998. From 1996 to 1998, Mr. Beré served as President and Chief Executive Officer of McCain Foods USA, a manufacturer and marketer of frozen foods and a subsidiary of McCain Foods Limited. From 1978 to 1995, Mr. Beré worked for The Quaker Oats Company and served as President of the Breakfast Division from 1992 to 1995 and President of the Golden Grain Division from 1990 to 1992. Mr. Beré currently serves on the Board of Advisors for the Alford Group, Inc., the Board of Trustees of Fuller Theological Seminary, the Board of Directors of the Fuller Foundation, and the Dean’s Advisory Council Indiana University - Kelly School of Business.

     Dennis C. Bottorff has served as Chairman of Council Ventures, an investment firm, since January 2001. He previously served as Chairman of AmSouth Bancorporation, a bank holding company, and, prior to that, as Chief Executive Officer (1991-1999) and Chairman (1995-1999) of First American Corporation. Mr. Bottorff is a director of Ingram Industries, a privately held provider of wholesale distribution, inland marine transportation and insurance services, and Lancope, Inc., a developer of behavioral-based intrusion detection systems for network security, and serves on the Board of Trustees of Vanderbilt University. He also served until April 2003 as a director of MEMX, Inc., a developer of horizontal micro-electronic mechanical systems applications. Mr. Bottorff has served as the Chairman of the Tennessee Education Lottery Corp. since July 2003.

     Barbara L. Bowles currently serves as Chairman and Chief Executive Officer of The Kenwood Group, Inc., an equity investment advisory firm that she founded in 1989. She previously served as Vice President, Investor Relations of Kraft, Inc. from 1984 to 1989. Ms. Bowles is a director of Black & Decker Corporation, Wisconsin Energy Corporation, Georgia Pacific Corp., and the Chicago Urban League. She also is a trustee of Fisk University.

     James L. Clayton is Chairman and Chief Executive Officer of FSB Bank Shares, Inc., a bank holding company. He is a director of Branch Banking and Trust Co. of North Carolina, and Regional Chairman of Branch Banking and Trust Co. of Tennessee. Mr. Clayton served as Chairman of Clayton Homes, Inc. from 1956 to 2003 and also served as its Chief Executive Officer from 1956 to 1999. Clayton Homes, Inc. manufactures, sells, finances and insures manufactured homes. Mr. Clayton also serves as a director of MidCountry Financial Corp. and Affordable Residential Communities Inc.

     Reginald D. Dickson has served as Chairman (since 1996) and Chief Executive Officer (since 2001) of Buford, Dickson, Harper & Sparrow, Inc., Investment Advisors, and as President Emeritus of Inroads, Inc., a non-profit organization supporting minority education. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993.

     E. Gordon Gee has served as Chancellor of Vanderbilt University since 2000. Dr. Gee previously served as President of Brown University from 1998 until 2000, and as President of The Ohio State University from 1990 until 1998. Dr. Gee is a director of The Limited, Inc., Hasbro, Inc., Massey Energy, Inc. and Gaylord Entertainment Company.

     Barbara M. Knuckles has served as Director of Development and Corporate Relations for North Central College in Naperville, Illinois since 1992, and as a director of Harris Bank of Naperville, Illinois since 1990. Ms. Knuckles served as a director of J.R. Short Milling Company, a privately held specialty corn-milling company, from 1988 to 2002, and as a director of Edward Hospital Services Corp. from 1988 to 1999. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. Ms. Knuckles also served as a Corporate Vice President both for Beatrice Foods, Inc. (1978-1986) and for The Wirthlin Group (1986-1988).

     David A. Perdue joined Dollar General on April 2, 2003 as Chief Executive Officer and as a member of the Board of Directors. He was elected Chairman on June 2, 2003. Prior to joining Dollar General, Mr. Perdue served as Chairman and Chief Executive Officer of Pillowtex Corporation, a leading producer and marketer of home textiles, from July 2002 through March 27, 2003. Pillowtex filed for bankruptcy in July 2003. Mr. Perdue also served as Executive Vice President (January 2001 to July 2002) and Senior Vice President, Global Supply Chain (September 1998 to October 1999) of

Reebok International Ltd., as well as President and Chief Executive Officer (January 2001 to July 2002) and Executive Vice President, Global Operating Units (October 1999 to January 2001) of the Reebok Brand. From 1994 to September 1998, Mr. Perdue was Senior Vice President of Haggar, Inc., where he was responsible for all aspects of operations from planning through distribution. From 1992 until 1994, he was based in Hong Kong as Senior Vice President of Operations for Sara Lee Corp. Mr. Perdue also has served as a director of Alliant Energy Corporation since 2001.

     J. Neal Purcell served as the Southeast Area Managing Partner of KPMG from July 1993 to October 1998 and as the Vice Chairman in charge of National Audit Practice Operations from October 1998 until his retirement on January 31, 2002. Mr. Purcell currently serves as a director of Southern Company, Synovus Financial Corporation, and Kaiser Permanente.

     James D. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers L.L.P. from 1993 until his retirement in 2001. Mr. Robbins is a director (and chairman of the audit committee) of Huntington Preferred Capital, Inc. Mr. Robbins, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and the Dollar General Corporate Governance Principles, has been designated as Dollar General’s audit committee financial expert.

     David M. Wilds has served as Managing Partner of 1st Avenue Partners, L.P., a private equity partnership, and as a senior advisor for The Family Office, a limited liability company, since 1998. From 1995 to 1998, Mr. Wilds was President of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds currently serves as a director of Internet Pictures Corporation (since 2001), iPayment, Inc. (since 2001) and Symbion Inc. (since 1998). Mr. Wilds, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and in the Dollar General Corporate Governance Principles, has been elected to serve as the Presiding Director of Dollar General’s Board of Directors.

What are the backgrounds of the retiring directors?

     John B. Holland has served as President and Chief Executive Officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods, since May 2001, and as a director of that company since 1999. Mr. Holland also served as Executive Vice President, Operations (1999-2001), consultant (1996-1999), and President and Chief Operating Officer (1976-1996) of Fruit of the Loom. Fruit of the Loom filed a petition for bankruptcy on December 29, 1999.

     William S. Wire, II served as Chairman of Genesco, Inc., a manufacturer, wholesaler and retailer of footwear and clothing, from 1986 until his retirement in 1994. Mr. Wire also served as Chief Executive Officer (1986-1993) and Vice President Finance and Chief Financial Officer (1974-1986) of Genesco. Mr. Wire currently serves as a director of Genesco.

How are directors nominated?

     The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying, evaluating and recommending to the Board all persons to be nominated to serve as a director of Dollar General. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions and procedures set forth in our Bylaws (as described below under “Can shareholders nominate directors?”), and applies the same criteria to the evaluation of those candidates as the committee applies to other director candidates. Our Board is responsible for nominating the slate of directors for the annual meeting, upon the committee’s recommendation.

How are nominees identified?

     All director nominees are current directors who are standing for re-election, other than J. Neal Purcell. Two of our current directors are retiring in accordance with our mandatory retirement policy. The Nominating and Corporate Governance Committee retained a third-party search firm to assist in identifying candidates to fill the vacancies being created by our retiring directors. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described above, as well as compiling information regarding the candidates’ qualifications, experience and independence and conveying that information to the committee. Mr. Purcell was recommended by the search firm after being identified as a potential candidate by our Chief Executive Officer.

How are nominees evaluated; what are the minimum qualifications?

     The committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. Dollar General endeavors to have a Board representing diverse experience at policy-making levels in business, education and areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders. At least two-thirds of the Board must consist of independent directors (as defined by New York Stock Exchange listing standards and in our Corporate Governance Principles). No person who has reached the age of 72 is eligible for appointment, election or re-election as a director.

     The committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative approach, record of achievement, loyalty, and ability to consult and advise.

Can shareholders nominate directors?

     Shareholders generally can nominate persons to be directors by following the procedures set forth in our Bylaws. In short, these procedures require the shareholder to timely deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072. To be timely, the notice must be received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. For example, to be considered for the 2005 annual shareholder meeting, the notice must be received no later than December 14, 2004. The notice must contain the information required by our Bylaws about the shareholder proposing the nominee and about the nominee. In general, this information includes:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of Dollar General stock that are beneficially owned by the nominee;

•

any other information relating to the nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

•	the name and address of the shareholder proposing the nominee, as they appear on the record books of Dollar General;

•	the class and number of shares of Dollar General that are beneficially owned by the shareholder proposing the nominee; and

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

     You should consult the Bylaws for more detailed information regarding the process by which shareholders may nominate directors. No shareholder nominees have been proposed for this year’s meeting.

What if a nominee is unwilling or unable to serve?

     That is not expected to occur. If it does, proxies will be voted for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

     There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

How often did the Board meet in 2003?

     Our Board of Directors met 10 times during 2003. Each director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served.

What are the standing committees of the Board?

     Our Board of Directors has the following standing committees: audit, compensation, nominating and corporate governance, and finance. All members of these committees are independent as defined in the New York Stock Exchange listing standards. Our Board has adopted a written charter for each of these committees. A copy of the charter of the Audit Committee is attached to this proxy statement as Appendix A. All committee charters are available on the “Investing–Corporate Governance” portion of our web site located at www.dollargeneral.com. Current information regarding these committees is set forth below.

Name of Committee & Members		Committee Functions	Number of Meetings in 2003
AUDIT: Mr. Wire, Chairman Ms. Knuckles Mr. Robbins	•	Reviews our annual audited and quarterly unaudited financial statements	6
	•	Reviews our compliance with certain legal and regulatory requirements
	•	Retains, oversees and reviews the qualifications, independence and performance of the independent auditors
	•	Pre-approves all services performed by the independent auditors
	•	Reviews the performance of our internal audit function
	•	Reviews matters such as our critical accounting policies, material written communications between the independent auditors and management, the independent auditor’s internal quality control procedures, significant changes in our selection or application of accounting principles, and the effect of regulatory and accounting initiatives on our financial statements
	•	Meets in separate private sessions with each of management, the internal audit staff and the independent auditors at each regularly scheduled meeting
	•	Develops procedures to receive and address complaints regarding accounting, auditing and internal controls
	•	Reviews internal accounting controls and systems, including the internal audit plan
	•	Discusses in general terms earnings press releases
	•	Undertakes other duties set forth in its Charter

Name of Committee & Members		Committee Functions	Number of Meetings in 2003
COMPENSATION: Dr. Gee, Chairman Mr. Bere Mr. Clayton Mr. Dickson	•	Reviews and approves goals and objectives relating to CEO compensation	7
	•	Annually evaluates CEO performance
	•	Recommends CEO and director compensation
	•	Oversees officer evaluations and approves their annual compensation
	•	Oversees our equity, incentive and other compensation and benefit plans
	•	Reviews and evaluates our overall compensation philosophy
	•	Undertakes other duties set forth in its Charter

NOMINATING AND CORPORATE GOVERNANCE: Mr. Bottorff, Chairman Ms. Bowles Mr. Wilds	•	Identifies and assesses persons qualified to become Board members	7
	•	Recommends new director selection criteria
	•	Recommends director candidates
	•	Recommends the structure and membership of the Board committees
	•	Recommends responsibilities of the presiding director
	•	Evaluates the Board, committees and directors
	•	Recommends Corporate Governance Principles
	•	Adopts and oversees the Code of Ethics
	•	Oversees director orientation and continuing education
	•	Oversees management succession and recommends elected officer positions
	•	Undertakes other duties set forth in its Charter

FINANCE: Ms. Bowles, Chairman Mr. Bottorff Mr. Wilds	•	Reviews and recommends financial policies, goals and plans, including major investments, transactions and programs that support our business strategy and values	5
	•	Reviews annual and long-term financial plans
	•	Reviews our need for and type of financing
	•	Reviews our financial strategies, including dividend policies, investment policies and stock and debt repurchase programs
	•	Evaluates our proposed capital strategies
	•	Establishes and reviews guidelines for capital market sourcing
	•	Undertakes other duties set forth in its Charter

How are directors compensated?

     Directors receive a $6,250 quarterly retainer plus $1,250 for attending each Board or committee meeting and $625 for attending each telephonic Board or committee meeting. Committee chairpersons and the presiding director receive an additional quarterly retainer of $1,250. Directors who also are Dollar General officers do not receive any separate compensation for their Board service.

     In addition, directors who are not Dollar General employees are entitled to receive 4,600 restricted stock units (6,000 restricted stock units in the case of a non-employee Chairman) annually pursuant to our 1998 Stock Incentive Plan. The restricted stock units generally vest on the first anniversary of the grant date, if the director is still serving as a director on that date, subject to accelerated vesting provisions as provided in the Plan; however, no common stock may be distributed, nor any amount paid, to any director in respect of restricted stock units until the director has ceased to be a member of the Board. In accordance with the Plan, the vesting of all restricted stock units previously granted to Messrs. Holland and Wire will accelerate upon their retirement from our Board at the annual meeting. Dividend equivalents on the restricted stock units are credited to the director’s restricted stock unit account in accordance with the terms of the Plan. Prior to June 2003, directors who were not Dollar General employees were entitled to receive annually nonqualified options to purchase Dollar General common stock under the terms of the Plan. The number of shares granted was dependent upon director compensation levels and the fair market value of the stock on the grant date. These annual option grants were replaced by the annual restricted stock unit grants effective immediately following the June 2, 2003 annual meeting of shareholders.

     Non-employee directors may defer all or a part of any fees normally paid by us to them pursuant to a voluntary nonqualified compensation deferral plan. The compensation eligible for deferral includes the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for his or her service to the Board or one of its committees. The compensation deferred is credited to a liability account, which is then invested at the option of the director, in either an account that mirrors the performance of a fund selected by the Compensation Committee, or in a phantom stock account which mirrors the performance of our common stock. In accordance with a director’s election made at the time of the deferral, the deferred compensation will be paid in a lump sum or in annual installments, or a combination of both, upon a director’s resignation or termination from the Board. All deferred compensation will be immediately due and payable upon a “change in control” (as defined in the compensation deferral plan) of Dollar General.

What does the Board of Directors recommend?

     Our Board of Directors recommends that you vote FOR the election of each of these nominees.

DIRECTOR INDEPENDENCE

Has the Board adopted any categorical independence standards?

     It is the responsibility of our Board of Directors to affirmatively determine the independence of our directors. As allowed by the New York Stock Exchange and to assist the Board in fulfilling this responsibility, our Board has adopted certain categorical standards that set forth specific circumstances under which a director will be considered independent. These standards include:

•

Relationships with Vendors. A director who has a relationship with one of our vendors will be considered independent if the amount we pay to the vendor in a fiscal year does not exceed the greater of $1 million or 2% of the vendor’s consolidated gross revenues.

•

Relationships with Non-Profit Organizations. A director who has a relationship with a non-profit organization to which we make donations will be considered independent if the amount donated in the organization’s last fiscal year does not exceed the lesser of $100,000 or 2% of the non-profit organization’s consolidated gross revenues.

Are all of the director nominees independent?

     Our Board has considered all relationships that exist between Dollar General and each director nominee that could impair the nominee’s independence from our management and has affirmatively determined that all nominees identified above under the heading “Election of Directors–Who are the nominees this year?” other than David A. Perdue (our CEO), are independent from our management as defined in the New York Stock Exchange listing standards and our Corporate Governance Principles. These relationships were either encompassed by the categorical standards identified above or, in the case of David M. Wilds discussed further below, deemed to be immaterial by our Board. In addition, although Mr. Wire is not standing for re-election due to our mandatory retirement policy, the Board considered his independence because he will continue to serve as the Chairperson of our Audit Committee until the annual meeting. The Board determined that Mr. Wire had no relationships with us, other than his service as a director, and meets the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 for Audit Committee service.

     Mr. Wilds, our presiding director, is employed as a Senior Advisor to The Family Office, a limited liability company formed by the extended family of Cal Turner, our former Chairman and Chief Executive Officer. Mr. Turner participates in determining Mr. Wilds’ compensation for services to The Family Office. Mr. Turner ceased service as our Chief Executive Officer in November 2002 and as a director and Chairman in June 2003. Mr. Turner has served as an employee advisor to our Board since June 2003 and beneficially owned, as of March 22, 2004, in excess of 10% of our common stock. Our Board has determined that Mr. Wilds’ relationship with Mr. Turner is immaterial and does not impair Mr. Wild’s independence from management. The Board based this decision on the fact that Mr. Turner no longer functions as an officer of Dollar General or as part of our management, nor does he have any control over or vested interest in members of our management other than as a shareholder. However, because of his stock ownership and prior relationship with Dollar General, Mr. Turner may be deemed an “affiliate” of Dollar General under Rule 10A-3 of the Securities Exchange Act of 1934. As a result, the Board also determined that, although Mr. Wilds is independent, he may be considered an “affiliated person” of Dollar General and therefore is not eligible for service on our Audit Committee under Rule 10A-3.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Except as disclosed under “Executive Compensation,” and except as set forth below, our executive officers, directors, director nominees and greater than 5% shareholders did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no other transactions which need to be disclosed are currently planned for the 2004 fiscal year.

     Pursuant to law and our governing corporate documents, we advanced to our directors and certain of our officers, employees and agents reasonable expenses, including legal fees, for representation in connection with legal proceedings and an investigation by the SEC arising out the restatement of certain previously released financial information. The legal proceedings are no longer pending. Accordingly, no additional advances will be made in connection with those proceedings. However, we continue to advance to those persons reasonable expenses for representation in connection with the SEC investigation. These advances are made pursuant to a written undertaking by each such person to repay in full the amounts advanced if it is ultimately determined that the person is not entitled to indemnification by us in connection with these legal proceedings and investigations. No interest is charged on these advances. In 2003, the expenses we advanced were less than $60,000 for any person who served as a director or executive officer in 2003 except for John Holland to whom we advanced approximately $69,300 and Cal Turner to whom we advanced approximately $82,875. We cannot reasonably estimate the total amount of expenses that may ultimately be advanced or be advanced in 2004 to our directors and executive officers individually or in the aggregate, until the conclusion of the SEC investigation.

     In 1991, we entered into a split-dollar agreement with James Stephen Turner (a greater than 5% shareholder of Dollar General) and the trustee of the James Stephen Turner 1991 Evergreen Trust, a trust created by Mr. Turner (the “Trust”), pursuant to which we agreed to pay a single premium on a life insurance policy on Mr. Turner’s life. We advanced that single premium payment in 1991 and received a security interest in the insurance policy to secure the repayment of the premium. On December 31, 2003, we entered into an agreement to terminate that split-dollar agreement and the Trust delivered to us a promissory note to repay on April 1, 2004 the premium we had advanced in the approximate amount of $295,650. Interest on this amount accrues at the rate of 3% per annum from December 31, 2003. The indebtedness is secured by a collateral assignment of the life insurance policy on Mr. Turner’s life.

EXECUTIVE COMPENSATION

     The following tables discuss the compensation earned or accrued in 2003, 2002 and 2001 by those persons who served during 2003 in the capacity as Chief Executive Officer or were one of our other four most highly compensated executive officers in 2003. We refer to these officers as our “named executive officers” throughout this document. In particular, the table entitled “Summary Compensation Table” sets forth all compensation earned or accrued by these officers during 2003, 2002 and 2001, the table entitled “Option Grants in Last Fiscal Year” sets forth all options to acquire Dollar General common stock granted to these officers during 2003 and the table entitled “Aggregated Option Exercises in the Last Fiscal Year and Year-End Values” sets forth the number and value of shares of Dollar General common stock with respect to which options were exercised by these officers in 2003 and the number and value of unexercised options held by these officers at the end of 2003. We granted no stock appreciation rights in 2003, and none of these officers holds any stock appreciation rights.

Summary Compensation Table

		Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
David A. Perdue, Chairman and Chief Executive Officer(3)	2003	747,143	1,710,000	(4)	12,664	1,000,008	1,000,000	30,931	(5)

Donald S. Shaffer,	2003	199,880	625,000		75,953	0	0	704,784	(7)
Former Acting Chief	2002	639,060	336,891		16,754	0	137,600	136,037
Executive Officer(6)	2001	425,016	600,000		7,170	318,800	332,041	106,012

James J. Hagan,	2003	420,849	425,000		8,057	277,500	62,800	33,306	(9)
Executive Vice President and	2002	391,679	187,160		3,569	0	62,800	38,259
Chief Financial Officer(8)	2001	312,870	262,500		29,526	224,800	132,564	63,587

Stonie R. O’Briant,	2003	360,222	362,250		14,062	0	62,800	66,135	(10)
Executive Vice President,	2002	343,345	163,765		7,944	0	123,148	51,161
Merchandising, Marketing	2001	264,593	200,625		6,865	0	35,965	10,025
and Strategic Planning

Tom J. Hartshorn,	2003	283,344	285,000		14,143	0	62,800	53,242	(11)
Executive Vice President,	2002	267,508	128,672		7,575	0	62,800	54,675
New Business Development	2001	225,841	172,500		5,578	0	109,184	12,098

Lawrence V. Jackson,	2003	216,162	300,000	(13)	11,955	480,000	200,000	65,659	(14)
President and Chief
Operating Officer(12)

______________________

(1)

Includes for each of the named executive officers amounts reimbursed for the payment of certain taxes. None of the named executive officers received perquisites or personal benefits with a value of the lesser of $50,000 or 10% of that officer’s salary and bonus reflected in the table.

(2)

All restricted stock awards were valued at the closing price of Dollar General common stock on the applicable grant date. As of January 30, 2004, the number and value (based on the January 30, 2004 stock price of $22.22 per share) of total shares of restricted stock held by the named executive officers were: Mr. Perdue (78,865 shares; $1,752,380.30); Mr. Hagan (15,000 shares; $333,300.00); and Mr. Jackson (24,000 shares; $533,280.00). Dividends are paid on restricted stock at the same rate paid to all shareholders of Dollar General. The restricted stock granted to Mr. Perdue will vest in five equal annual installments beginning on April 2, 2004. The restricted stock granted to Mr. Hagan will vest in three equal annual installments beginning on June 2, 2004. The restricted stock granted to Mr. Jackson will vest in three equal annual installments beginning on September 30, 2004.

(3)	Mr. Perdue joined Dollar General on April 2, 2003 as our Chief Executive Officer. He was elected Chairman of the Board on June 2, 2003.

(4)	Includes a one-time signing bonus of $270,000.

(5)

Includes $18,254 for premiums paid under our Executive Life Plan, $2,105 for premiums paid under our Disability Insurance Plan, $3,750 for Dollar General’s contributions to the Compensation Deferral Plan, and $6,822 for reimbursements associated with relocation.

(6)

Mr. Shaffer joined Dollar General on May 14, 2001 as President and Chief Operating Officer. He served as Acting Chief Executive Officer from November 11, 2002 until April 2, 2003 when he resumed his service as President and Chief Operating Officer. He resigned from Dollar General on May 7, 2003.

(7)

Includes $12,088 for premiums paid under our Executive Life Plan, $1,817 for premiums paid under our Disability Insurance Plan, $2,393 for Dollar General’s contributions to the Compensation Deferral Plan, $7,000 for Dollar General’s contributions to the 401(k) Plan, and $681,486 for severance benefits.

(8)	Mr. Hagan joined Dollar General on March 8, 2001.

(9)	Includes $6,039 for premiums paid under our Executive Life Plan and $27,267 for Dollar General’s contributions to the Supplemental Executive Retirement Plan.

(10)

Includes $7,137 for premiums paid under our Executive Life Plan, $4,784 for premiums paid under our Disability Insurance Plan, $39,222 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $4,941 for Dollar General’s contributions to the Compensation Deferral Plan, and $10,051 for Dollar General’s contributions to the 401(k) Plan.

(11)

Includes $7,165 for premiums paid under our Executive Life Plan, $5,690 for premiums paid under our Disability Insurance Plan, $30,839 for Dollar General’s contributions to the Supplemental Executive Retirement Plan and $9,548 for Dollar General’s contributions to the 401(k) Plan.

(12)	Mr. Jackson joined Dollar General on September 22, 2003.

(13)	Includes a one-time signing bonus of $100,000.

(14)	Includes $3,456 for premiums paid under our Executive Life Plan, $2,500 for Dollar General’s contributions to the Compensation Deferral Plan and $59,703 for reimbursements associated with relocation.

   Options Granted in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2003	Exercise Price (per share) ($)	Expiration Date	5% ($)	10% ($)
David A. Perdue	500,000	(1)	10.63	12.68	04/02/2013	3,987,192	10,104,327
	500,000	(2)	10.63	12.68	04/02/2013	3,987,192	10,104,327
Donald S. Shaffer	--		--	--	--	--	--
James J. Hagan	62,800	(3)	1.33	20.44	08/26/2013	807,269	2,045,779
Stonie R. O’Briant	62,800	(3)	1.33	20.44	08/26/2013	807,269	2,045,779
Tom J. Hartshorn	62,800	(3)	1.33	20.44	08/26/2013	807,269	2,045,779
Lawrence V. Jackson	200,000	(4)	4.25	20.00	09/30/2013	2,515,579	6,374,970

_____________________

(1)	These options became or will become exercisable as follows: 333,333 shares on April 2, 2004 and 166,667 shares on April 2, 2005.

(2)	These options will become exercisable as follows: 166,666 shares on April 2, 2005 and 333,334 shares on April 2, 2006.

(3)	These options will become exercisable in increments of 25% on August 26, 2004, August 26, 2005, August 26, 2006 and August 26, 2007.

(4)	These options will become exercisable in increments of 25% on September 30, 2004, September 30, 2005, September 30, 2006 and September 30, 2007.

   Aggregated Option Exercises in the Last Fiscal Year and Year-End Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)*
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Perdue	--	--	--	1,000,000	--	9,540,000
Donald S. Shaffer	--	--	306,391	--	1,924,135	--
James J. Hagan	73,964	390,346	59,650	124,550	371,462	490,154
Stonie R. O’Briant	35,015	631,729	335,373	279,691	1,197,244	1,873,766
Tom J. Hartshorn	66,346	1,195,047	620,547	183,584	6,596,230	675,620
Lawrence V. Jackson	--	--	--	200,000	--	444,000

_____________________

*	Based on the closing price of Dollar General’s common stock on January 30, 2004 ($22.22).

Employee Retirement Plan

     The Dollar General Corporation 401(k) Savings and Retirement Plan became effective on January 1, 1998. Balances in two earlier plans were transferred into this plan. The plan covers all employees, including the named executive officers, subject to certain eligibility requirements. The plan is subject to the Employee Retirement and Income Security Act (“ERISA”).

     Participants currently are permitted to contribute between 1% and 25% of their annual salary, up to a maximum of $12,000 in calendar year 2003 and a maximum of $13,000 in calendar year 2004. Dollar General currently matches these contributions at a rate of 100% of employee contributions, up to 5% of annual salary, after an employee has been employed for one year and has completed a minimum of 1,000 hours of service.

     A participant’s right to claim a distribution of his or her account balance is dependent on ERISA guidelines and Internal Revenue Service regulations. Effective January 1, 2003, all active employees are fully vested in all contributions to the plan.

     As of January 30, 2004, Messrs. Perdue, Shaffer, Hagan, O’Briant, Hartshorn and Jackson had 0, 1, 2, 12, 12, and 0 years of credited service, respectively. Their account balances under the plan as of January 30, 2004, were approximately $13,880 (Perdue); $41,934 (Shaffer); $5,190 (Hagan); $221,845 (O’Briant); $197,649 (Hartshorn); and $203,117 (Jackson). Upon retirement, each participant has the option of taking a lump sum or an annuity payment for specific money sources attributable to the prior plan as defined in the current plan document.

Other Executive Benefits

     We offer a Compensation Deferral Plan (the “CDP”) and Supplemental Executive Retirement Plan (the “SERP”) to certain key employees who are determined to be eligible by the Compensation Committee. Pursuant to the CDP, participants may make annual elections to defer up to 65% of base pay, reduced by any deferrals to the 401(k) plan, and up to 100% of bonus pay. All participants are 100% vested for all compensation deferrals. Pursuant to the SERP, we make an annual contribution to all participants who are actively employed on December 31. The contribution percentage is based on the following schedule of age plus service:

Age Plus Service	Percent of Base Plus Bonus
	Non-Officers	Officers
<40	2.0%	3.0%
40-59	3.0%	4.5%
60-79	5.0%	7.5%
80 or more	8.0%	12.0%

     Effective January 1, 2003, the plan document was amended to mirror the 401(k) plan employer contribution provisions described above. A participant’s account balance will be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15 year period or (c) a combination of lump sum and installments.

     As of January 30, 2004, Messrs. Perdue, Shaffer, Hagan, O’Briant, Hartshorn and Jackson had “age plus service” levels equal to 54, 61, 46, 61, 65 and 50, respectively. Their account balances under the CDP and SERP (or, with respect to Messrs. Perdue and Jackson who are ineligible to participate in the SERP due to their participation in individualized supplemental executive retirements plans described below, their account balances under the CDP), after taking into account contributions made in respect of 2003, were approximately $7,500 (Perdue); $1,205,016 (Shaffer); $60,476 (Hagan); $1,323,114 (O’Briant); $241,561 (Hartshorn); and $5,000 (Jackson). Participants have actual investment funds to choose from which include the investment options available in the 401(k) Plan, as well as various additional investment options. The CDP was amended in 2003 to mirror provisions in the 401(k) Plan. The SERP is non-qualified and, therefore, is not subject to certain requirements under ERISA.

Individual Supplemental Retirement Plans

     Retirement benefits are provided to David Perdue and Lawrence Jackson under unfunded, non-qualified defined benefit pension plans. These plans are known as the Supplemental Executive Retirement Plan for David A. Perdue (“Perdue SERP”) and the Supplemental Executive Retirement Plan for Lawrence V. Jackson (“Jackson SERP”), respectively. The following tables show the estimated annual benefits payable to each of Mr. Perdue and Mr. Jackson under his SERP based on estimates of annualized final average compensation.

PERDUE SERP PENSION TABLE
Based on Years of Employment

Final Average Compensation	15 or More Years
$2,000,000	$500,000
$2,500,000	$625,000
$3,000,000	$750,000

JACKSON SERP PENSION TABLE
Based on Years of Employment

Final Average Compensation	15 or More Years
$ 400,000	$100,000
$ 500,000	$125,000
$1,000,000	$250,000

     For purposes of each SERP, final average compensation is equal to base salary (which is the same as the executive’s regular salary disclosed in the “Salary” column of the Summary Compensation Table) plus his incentive “Teamshare” bonus (which, excluding a one-time signing bonus for each executive, is the same as the executive’s bonus disclosed in the “Bonus” column of the Summary Compensation Table and is includible for SERP purposes when it is paid) for the highest three consecutive fiscal years of credited service out of the last ten preceding retirement or termination of employment (or for all years of consecutive fiscal years of credited service if the executive does not have ten consecutive fiscal years of service). As of January 30, 2004, Messrs. Perdue and Jackson each had 0 years of credited service.

     Benefits under the Perdue SERP are computed on the basis of a joint and 50% spouse survivor annuity, generally accrue at the rate of 1.67% of final average compensation for each year of credited service (limited to 25% of final average compensation in the aggregate), and are payable in any annuity form that is the actuarial equivalent of the benefit payable as a joint and 50% spouse survivor annuity. In addition, Mr. Perdue may elect a lump sum distribution. Benefits are not subject to reduction for Social Security benefits or any other offset. A 25% of final average compensation normal retirement benefit under the Perdue SERP is payable upon attainment of age 63 with 15 years of credited service, and an early retirement benefit (with the 25% factor reduced proportionately for years of credited service under 15 years and by 5% per year for early payment before age 60) is payable upon completion of 10 years of credited service. Otherwise, benefits vest and are payable after 10 years of credited service or after death or disability while employed by Dollar General. Mr. Perdue will receive two years of credited service for vesting and benefit accrual purposes for each of his first five years of employment and thereafter he will receive one year of credited service for each year of employment to a maximum of 15 years of credited service. In addition, in the event of Mr. Perdue’s termination by Dollar General without cause at any time or his voluntary resignation for good reason within two years after a change in control of Dollar General, Mr. Perdue will be deemed to have five additional years of employment and his compensation will be deemed to continue for purposes of calculating his vesting and benefit.

     Benefits under the Jackson SERP are computed on the basis of a joint and 50% spouse survivor annuity, accrue at the rate of 2% of final average compensation for each year of credited service (limited to 25% of final average compensation in the aggregate), and are payable in any annuity form that is the actuarial equivalent (as defined in the Jackson SERP) of the benefit payable as a joint and 50% spouse survivor annuity. In addition, Mr. Jackson may elect a lump sum distribution. Benefits are not subject to reduction for Social Security benefits or any other offset. A normal retirement benefit under the Jackson SERP is payable upon attainment of age 63 with 10 years of credited service and an early retirement benefit (based on the benefit accrued to date but reduced for 5% per year for early payment before his normal retirement date) is payable upon completion of 5 years of credited service. Otherwise, benefits vest and are payable after 5 years of credited service or after death or disability while employed by Dollar General. Mr. Jackson will receive one year of credited service for vesting and benefit accrual purposes for each of his years of employment. In addition, in the event of Mr. Jackson’s termination by Dollar General without cause within one year after a change in control of Dollar General, Mr. Jackson will become fully vested in his benefit accrued to date.

Agreements with Named Executive Officers

     Employment Agreement with Mr. Perdue. We have entered into a four-year employment agreement with David A. Perdue, dated April 2, 2003. Mr. Perdue’s agreement provides for:

•	minimum base salary of $900,000;

•	signing bonus of $270,000 plus 78,865 shares of restricted stock that vest in 5 equal annual increments;

•	annual bonus opportunity of up to 160% of his base salary, with a guaranteed minimum payment equal to 50% of his base salary for 2003;

•

options to acquire 1,000,000 shares of our common stock, which vest as follows: 333,333 shares on the first grant date anniversary, 333,333 shares on the second grant date anniversary, and 333,334 shares on the third grant date anniversary;

•	reimbursement for certain expenses associated with his becoming our Chief Executive Officer, including moving expenses and up to $20,000 for accounting and legal fees;

•	life insurance with an aggregate death benefit of at least 2.5 times his base salary;

•	participation in an individualized Supplemental Executive Retirement;

•

in the event Mr. Perdue’s employment is terminated due to death or disability (as defined in the agreement), all options, restricted shares and other incentive awards shall vest and become fully exercisable;

•

in the event Mr. Perdue’s employment is terminated by us for any reason other than death, disability or cause or if he resigns for good reason (each as defined in the agreement), a severance payment to be paid over a 24 month period equal to 2.5 times (3 times if within two years after a change in control) the sum of his base salary and his actual annual incentive bonus earned in the year immediately prior to the year in which his employment terminated (or 80% of base salary, if greater); all stock options and restricted shares granted under the agreement fully vest and become exercisable and we pay a retiree medical benefit for 30 (36 if the termination occurs within 2 years after a change in control) months;

•	a tax gross up for amounts due for excise taxes imposed upon severance payments; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event Mr. Perdue were to leave our employment.

     Employment Agreement with Mr. Jackson. We have entered into a three-year employment agreement with Lawrence V. Jackson, dated September 22, 2003. Mr. Jackson’s agreement provides for:

•	minimum base salary of $600,000;

•	signing bonus of $100,000;

•

a guaranteed minimum bonus payment for 2003 equal to 65% of his base salary, prorated based on his tenure with Dollar General, and maximum bonus opportunity for 2003 of up to 100% of his base salary (also prorated);

•

24,000 shares of restricted stock that vest in 3 equal annual installments, and options to acquire 200,000 shares of our common stock, which vest in 4 equal annual installments; these grants fully vest and become exercisable if the agreement expires unrenewed for any reason other than cause (as defined in the agreement), if Mr. Jackson’s employment is terminated due to death, disability or any reason other than cause (all as defined in the agreement), if he resigns for good reason (as defined in the agreement) or if within one year following a change in control (as defined in the agreement) he resigns for good reason or his employment is terminated for any reason other than death, disability or cause;

•	reimbursement for relocation expenses in accordance with our relocation policy;

•	participation in an individualized Supplemental Executive Retirement Plan;

•

a severance payment in the amount of 2 times his base pay and an amount equal to 2 times his medical benefit costs in the event Mr. Jackson’s employment is terminated by us for any reason other than death, disability or cause or if he resigns for good reason;

•

if within one year following a change in control Mr. Jackson’s employment is terminated for any reason other than death, disability or cause or if he resigns for good reason (as defined in the agreement), he is instead entitled to a severance payment in the amount of 2 times his base pay and targeted bonus, and to an amount equal to 2 times his medical benefits costs;

•	a tax gross up for amounts due for excise taxes imposed upon certain severance payments; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event Mr. Jackson were to leave our employment.

     Employment Agreements with Messrs. Hartshorn and O’Briant. We have entered into two-year employment agreements with each of Mr. Hartshorn and Mr. O’Briant, effective March 15, 2004. Each of these agreements provides for:

•	minimum base salary of $285,000 for Mr. Hartshorn and $362,250 for Mr. O’Briant;

•

a severance payment in the amount of 2 times base pay if the officer’s employment is terminated for any reason other than death, disability or cause or if he resigns for good reason (all as defined in the agreement) or if we do not renew, extend or replace the agreement at the end of its term;

•

if within 2 years of a change in control (as defined in the agreement) the officer’s employment is terminated for any reason other than death, disability or cause or if he resigns for good reason, he will instead receive a severance payment in the amount of 2 times base pay and targeted bonus, as well as 2 times medical benefits costs; this severance amount may be capped under the terms of the agreement; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event the officer were to leave our employment.

     Separation and Release Agreement with Mr. Hagan. On March 15, 2004, we announced Mr. Hagan’s intention to resign from Dollar General. We have entered into a separation and release agreement with Mr. Hagan that provides for:

•	an employment termination date no later than June 15, 2004;

•	salary continuation payments for 24 months; and

•	a non-compete and non-solicitation agreement for 2 years after the employment termination date.

Compensation Committee Interlocks and Insider Participation

     Each of Messrs. Gee, Bere, Clayton and Dickson was a member of our Compensation Committee during 2003. None of these persons was at any time during 2003 an officer or employee of Dollar General or any of our subsidiaries, nor were any of these persons an officer of Dollar General or any of our subsidiaries at any time prior to 2003. In addition, none of these persons had any relationship with Dollar General or any of our subsidiaries requiring disclosure under any paragraph of Item 404 of Regulation S-K. None of our executive officers served as a member of a compensation committee or as a director of any entity of which any of our directors served as an executive officer during 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     The United States securities laws require our executive officers, directors, and 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the New York Stock Exchange and with us. Other than as set forth below, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2003 and written representations by our directors, executive officers and 10% shareholders, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934 with respect to 2003.

     We have become aware that the following reports required by Section 16(a) to be filed in 2003 were filed late: (a) 13 reports on Form 4 to report a total of 14 acquisitions of Dollar General phantom stock under the SERP by Tom J. Hartshorn; (b) 1 report on Form 4 to report 2 same-day open market sales of Dollar General common stock by a family member of Tom J. Hartshorn; and (c) 20 reports on Form 4 to report a total of 22 acquisitions of Dollar General phantom stock under the SERP or the CDP by Stonie R. O’Briant. The late filings regarding the CDP/SERP resulted from our previous interpretation that the CDP/SERP qualified as an “Excess Benefit Plan” as set forth in Exchange Act Rule 16b-3(b)(2) and that the transactions in question were therefore exempt from Section 16 reporting. When we determined that the CDP/SERP did not so qualify, the transactions were promptly reported. In addition, the administrative practices of the CDP/SERP administrator caused a greatly increased number of Dollar General phantom stock acquisitions under the CDP/SERP, which resulted in a larger number of late Section 16 reports.

REPORT OF THE COMPENSATION COMMITTEE

What is our compensation philosophy?

     We emphasize a pay-for-performance philosophy, linking management compensation, Dollar General performance and shareholder return. This strategy reflects our desire to reward results that are consistent with the key goals of Dollar General and our shareholders. We believe that this philosophy, implemented through the compensation program, enables us to attract, retain and motivate results-oriented employees to achieve higher levels of shareholder return.

What is our direct compensation philosophy?

     Our direct compensation programs include base pay, short-term incentive compensation and long-term incentive compensation.

     We believe base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, the market and the job’s strategic importance to us. This method of valuation allows us to respond to changes in our employment needs and changes in the labor market. Increases in base pay require a satisfactory or better level of performance.

     Short-term incentive compensation awards, where applicable, are contingent upon Dollar General performance and individual performance. The threshold, target and maximum annual incentive compensation opportunity for each employee is set based upon his or her job classification and competitive market data.

     Long-term incentive compensation, where applicable, currently consists of awards of time-vested stock options and, to a lesser degree, awards of time-vested restricted stock. The size of these awards is directly linked to employee job classification. These awards serve to improve alignment of employee and shareholder interests and to reward superior performance. All stock option and restricted stock grants in fiscal 2003 were granted under the authority of this committee and, except for a stock option and restricted stock award made as an inducement grant to our CEO pursuant to his employment agreement, were issued under guidelines of the 1998 Stock Incentive Plan. For additional information regarding the inducement grants made to our CEO, please see the discussion below under the heading “How is the CEO Compensated?”

What is our indirect compensation philosophy?

     Our indirect compensation programs are intended to attract and retain quality employees, support our employees’ physical, emotional and financial needs and support the operational and financial objectives of Dollar General. These programs are designed to protect employees from extreme financial hardship in the event of illness or injury, promote wellness and to assist employees in attaining long-term financial security. We recognize and respect the differences among our employees and the different needs of our employee groups. We believe that our health, life and disability benefit programs should provide competitive levels of protection, coverage and assistance without jeopardizing our position as a low-cost retailer and be accessible to employees at a reasonable cost. We support tough expense control by managing healthcare costs aggressively and encourage a partnership with our employees by enlisting employee assistance in cost management. Employees are encouraged to adopt healthy lifestyles and have the opportunity to select benefits that fit their needs We believe our retirement plans assist employees in attaining long-term financial security at retirement.

How are our executive officers compensated?

     The goals of Dollar General’s executive compensation strategy are to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our officers with those of our shareholders. Under the supervision of this committee and consistent with the compensation principles set forth in the Charter governing this committee, Dollar General has developed compensation policies and programs designed to achieve these goals by providing competitive levels of compensation that integrate pay with Dollar General’s annual and long-term performance goals. We are committed to creating rewards for our officers that encourage a team approach to achieving corporate objectives and to creating shareholder value.

     The executive officers’ incentive compensation for fiscal 2003 reflects our emphasis on achieving both short and long-term objectives. Short-term incentive compensation includes the opportunity for an annual cash bonus that is contingent on Dollar General performance and calculated based on a percentage of the executive officer’s salary. For more information regarding the annual cash bonus, please see the discussion below under the heading “How does our annual cash bonus program work?” Long-term incentive compensation includes time-vested stock options and, to a lesser extent, time-vested restricted stock, which serve to align the interests of management and shareholders. For more information regarding long-term incentives, please see the discussion below under the headings “How does our stock incentive program work?” and “How do we determine how many stock options or shares of restricted stock to grant?” In addition, this committee from time to time may determine to grant special incentive awards to executive officers in recognition of extraordinary service.

     The compensation principles set forth in this committee’s Charter dictate that executive compensation arrangements maintain an appropriate balance between base salary and long-term and annual incentive compensation. Base salaries are intended to be reflective of the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace.

How did we determine the salary increases for named executive officers in 2003?

     The increase in base salaries in fiscal 2003 was determined by this committee based upon:

•

a competitive market study conducted by Watson Wyatt International, an executive compensation consulting firm, including peer group data and a review of data published in top retail and general industry surveys; and

•

a subjective analysis by this committee, after evaluating the recommendations of management, peer group data, Dollar General’s overall performance, and the respective individual performance criteria of all executive officers (including the CEO).

How does our annual cash bonus program work?

     Our annual cash bonus program for the executive officers is the short-term incentive component of the officers’ cash compensation. The payment of annual cash bonuses is contingent upon the following objective and subjective criteria: (a) Dollar General must achieve net income goals established by this committee at the beginning of each fiscal year; and (b) the individual must achieve a satisfactory performance rating when evaluated against his or her annual established performance objectives. In addition to our executive officers, most full-time employees are eligible to receive a cash bonus.

     We believe that the net income goals represent appropriate measures of Dollar General performance, which can be easily identified and reviewed by shareholders. In 2003, executive officers (other than the CEO) who achieved a satisfactory performance rating when evaluated against their annually established performance goals were to receive the following as a cash bonus if Dollar General reached the established net income goals: (a) if Dollar General reached the “threshold” goal, which was considered by this committee to be challenging, then 25% of salary was to be awarded; (b) if Dollar General reached the “target” goal, then 50-65% of salary, depending on the officer’s grade level, was to be awarded; and (c) if Dollar General reached the “maximum” goal, which was considered by this committee to be extremely challenging, then 75-100% of salary, depending on the officer’s grade level, was to be awarded (for a discussion of the annual bonus plan as it relates to our executives who served as CEO during 2003, see the discussion below under the heading “How is the CEO Compensated?”). The percentage of salary awarded for net income performance falling between the “threshold” and “maximum” goals was to be based on a graduated scale commensurate with net income results.

     For fiscal 2003 performance, the executive officers will receive a cash bonus in 2004 ranging from 75-100% of salary, depending on the officer. This bonus will be prorated with respect to any executive officer, other than the CEO, who became employed by Dollar General during 2003.

How does our stock incentive program work?

     We grant non-qualified, time-vested stock options and, to a lesser extent, time-vested restricted stock under the 1998 Stock Incentive Plan. The amount of restricted stock that we can grant under the 1998 Stock Incentive Plan is limited to 4 million shares. All stock options and restricted stock granted to officers or employees are granted under the authority of this committee. Stock options are awarded to executive officers and other key employees, while restricted stock generally has been awarded only to certain executive officers under certain circumstances. The committee may expand the category of persons receiving restricted stock in the future. We use stock options and restricted stock to link eligible employees to long-term company performance and as an incentive for outstanding performance.

How do we determine how many stock options or shares of restricted stock to grant?

     In determining the amount of stock options or restricted stock granted to the employees eligible to participate in the 1998 Stock Incentive Plan, this committee takes into account the employees’ scope of accountability, their strategic and operational responsibilities and competitive compensation data.

How is the CEO compensated?

     In determining the CEO’s salary, this committee considers the CEO’s prior-year performance, when applicable, and expected future contributions to Dollar General, as well as peer industry survey results published annually. As with the other executive officers, the CEO’s compensation reflects our emphasis on achieving both short and long-term performance. In order to better incent the CEO, this committee believes that a substantial portion of the CEO’s compensation should be tied directly to overall Dollar General performance.

     Donald S. Shaffer, was appointed our acting CEO on November 12, 2002. Because Mr. Shaffer served as our President and Chief Operating Officer until that time, his salary and other compensation had been determined at the beginning of fiscal 2002 consistent with the role he filled at that time. We modified Mr. Shaffer’s compensation by a 16% base pay increase effective November 12, 2002 to take into account his added responsibilities. Mr. Shaffer served in this Acting CEO role until April 2, 2003, at which time his salary was reduced to a level consistent with his resumed role as President and COO.

     David A. Perdue joined Dollar General as CEO on April 2, 2003 and was elected Chairman of the Board on June 2, 2003. This committee established a 2003 annual salary for Mr. Perdue that was approximately equal to the median for CEOs of the industry comparison group and emphasized the pay-for-performance components of his total compensation package. References to the “CEO” throughout this report refer to both Mr. Perdue and Mr. Shaffer unless otherwise noted.

     Also consistent with our compensation philosophy, we have created an opportunity for additional reward through performance-based compensation in the form of short and long-term incentive compensation. Like other executive officers, the CEO is eligible for an annual bonus based on the attainment of Dollar General net income goals. The CEO normally would also be eligible for grants of non-qualified time-vested options or time-vested restricted stock. However, under the terms of Mr. Perdue’s employment agreement with Dollar General, it was agreed that he would not receive additional grants until 2006, other than the initial grants made to him pursuant to the terms of his employment agreement.

     When determining the pay-for-performance component of the CEO’s compensation package, this committee takes into consideration market competitive practice and performance against goals. This committee believes that it is important to continue its incentive compensation program in a manner that is competitive in the industry and continues to motivate and reward outstanding performance.

     Under our short-term incentive program, Mr. Perdue’s maximum possible cash-bonus incentive is 160% of his salary. To be eligible for a cash bonus, Mr. Perdue must achieve performance goals established by this committee, and Dollar General must meet its net income goal. If Mr. Perdue meets his performance goals and Dollar General meets its net income goals, Mr. Perdue will receive a cash bonus as follows: (a) if the “threshold” net income level is reached, he will receive a cash bonus equal to 50% of his annual salary; (b) if the “target” net income level is reached, he will receive a cash bonus equal to 80% of his annual salary; and (c) if the “maximum” net income level is reached, he will receive a cash bonus equal to 160% of his annual salary. The percentage of salary awarded for earnings performance falling between the “threshold” and “maximum” net income goals is based on a graduated scale commensurate with net income performance. Pursuant to the terms of Mr. Perdue’s employment agreement, he was guaranteed a minimum bonus equal to 50% of his annual salary for fiscal 2003. However, due to Dollar General’s net income performance in 2003, Mr. Perdue earned a bonus equal to 160% of his annual salary.

     In accordance with Mr. Shaffer’s severance agreement, he will receive a bonus for fiscal 2003 performance based on his position and salary at termination in the amount of 100% of his annual salary.

     Mr. Perdue’s long-term grants in 2003 reflected both inducement grants (made outside of the Dollar General 1998 Stock Incentive Plan) of stock options and restricted stock associated with his recruitment as Dollar General’s CEO, and a front-loaded grant of stock options under the 1998 Stock Incentive Plan which was intended to provide an ongoing market competitive long-term incentive opportunity for the period 2003-2005. The combined inducement grants and the front-loaded grants produce an annualized expected value multiple of 2.7 times Mr. Perdue’s annual salary. As discussed above, under the terms of Mr. Perdue’s employment agreement, it was agreed that he would not receive additional grants until 2006. Mr. Shaffer was not granted any stock options or restricted stock in fiscal 2003.

How are the limitations on deductibility of compensation handled?

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, unless certain requirements are met. Our policy is generally to design our compensation plans and programs to ensure full deductibility. This committee attempts to balance this policy with compensation programs designed to motivate management to maximize shareholder value. If this committee determines that the shareholders’ interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

Who has furnished this report?

     This report on executive compensation has been furnished by the members of the Compensation Committee:

•	E. Gordon Gee, Chairman
•	David L. Beré
•	James L. Clayton
•	Reginald D. Dickson

REPORT OF THE AUDIT COMMITTEE

     This committee currently is composed of three directors, each of whom has been affirmatively determined by our Board of Directors to meet the independence and experience requirements of the New York Stock Exchange. Our Board also has determined that James D. Robbins, a member of this committee, is an audit committee financial expert (as defined by the Securities and Exchange Commission).

     This committee’s functions are detailed in a written Audit Committee Charter adopted by the Board of Directors in January 2004, which is attached as Appendix A to this proxy statement and can also be found on the “Investing” portion of Dollar General’s website located at www.dollargeneral.com. As more fully described in that charter, this committee assists the Board in fulfilling its oversight responsibilities by reviewing:

•	The integrity of Dollar General’s financial statements;

•	Dollar General’s compliance with legal and regulatory requirements;

•	The qualifications and independence of the independent auditors; and

•	The performance of Dollar General’s internal audit function and the independent auditors.

     Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Dollar General’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     This committee has sole authority to retain, compensate, oversee and terminate the independent auditor. This committee also pre-approves all audit and non-audit services performed by the independent auditor, reviews Dollar General’s annual audited financial statements and unaudited quarterly financial statements, and reviews reports on various matters, such as:

•	Critical accounting policies of Dollar General;

•	Material written communications between the independent auditor and management;

•	The independent auditor’s internal quality-control procedures;

•	Significant changes in Dollar General’s selection or application of accounting principles; and

•	The effect of regulatory and accounting initiatives on Dollar General’s financial statements.

     During this last fiscal year, this committee met and held discussions with representatives of Dollar General management, the internal audit staff and the independent auditors concerning the matters over which this committee has been delegated oversight responsibility. Representatives of management, the internal audit staff, and the independent auditors met with this committee in separate private sessions at each regularly scheduled meeting. This committee reviewed and discussed with management and the independent auditor the audited financial statements of Dollar General for the year ended January 30, 2004. This committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     In addition, this committee received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). This committee discussed those disclosures and the auditor’s independence with the independent auditor and considered whether the provision of non-audit services to the Company is compatible with the auditor’s independence. This committee has concluded that the independent auditor is independent from Dollar General and its management.

     Based on this committee’s review and discussions noted above, this committee recommended to the Board that Dollar General’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 30, 2004 for filing with the SEC.

     This report has been furnished by the members of the Audit Committee:

•	William S. Wire, II, Chairman
•	Barbara M. Knuckles
•	James D. Robbins

SHAREHOLDER RETURN
PERFORMANCE GRAPH

     As a part of the executive compensation information presented in this proxy statement, the SEC requires us to prepare a performance graph that compares our cumulative total shareholders’ return during the previous five years with a performance indicator of the overall stock market and our peer group. For the overall stock market performance indicator, we use the S&P 500 Index. For the peer group stock market performance indicator, we use the S&P General Merchandise Stores Index, which is a subgroup of the S&P 500 and includes Dollar General.

	01-29-99	01-28-00	01-31-01	02-01-02	01-31-03	01-30-04
Dollar General Corporation	100.00	104.78	123.42	106.64	72.51	144.26
S&P 500	100.00	110.35	109.35	91.70	70.59	95.00
S&P General Merchandise Stores	100.00	120.92	126.76	133.60	103.30	142.72

* $100 invested on January 29, 1999 in stock or index, including reinvestment of dividends.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

     The following table shows information for those who, as of March 22, 2004, were known by us to beneficially own more than five percent of our common stock. Unless otherwise noted, these persons have sole voting and investment power over the shares listed. Percentage computations are based on 336,496,667 shares of our stock outstanding as of March 22, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cal Turner	35,355,967(1)	10.5%
30 Burton Hills Blvd., Suite 550
Nashville, TN 37215

James Stephen Turner	17,321,409(2)	5.1%
138 Second Avenue, Suite 200
Nashville, TN 37201

Capital Research and Management Co.	17,161,500(3)	5.1%
333 South Hope Street
Los Angeles, CA 90071

Oppenheimer Capital LLC	17,617,917(4)	5.2%
1345 Avenue of the Americas, 49th Floor
New York, New York 10105

Wellington Management Company, LLP	20,029,274(5)	6.0%
75 State Street
Boston, MA 02109

Barclays Global Investors, NA	32,120,616(6)	9.5%
45 Fremont Street
San Francisco, CA 94105
______________________

(1)

Includes 8,003,448 shares held by various trusts and foundations for which Mr. Turner is a co-trustee with James S. Turner; 13,710,415 shares pursuant to which he has voting authority pursuant to a voting agreement; 758,836 shares held by his wife; 21,815 shares held in retirement plans; 12,010,451 shares held directly; 82 shares held by the Estate of Cal Turner, Sr. for which Mr. Turner serves as co-executor with James S. Turner; and 850,920 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days of March 22, 2004. Mr. Turner has sole voting power over 26,593,601 shares, sole investment power over 12,883,186 shares and shared voting and investment power over 8,762,366 shares of common stock. The shares issuable upon the exercise of outstanding options described in this note are considered outstanding for the purpose of computing the percentage of outstanding common stock.

(2)

Includes 10,783,098 shares held by various trusts and foundations for which Mr. Turner is a trustee (8,003,448 shares are held by various trusts and foundations for which Mr. Turner serves as a co-trustee with Cal Turner); 57,145 shares held by his wife; 82 shares held by the estate of Cal Turner, Sr. for which Mr. Turner is a co-executor with Cal Turner; 9,863 shares held by his retirement accounts; and 6,471,221 shares held directly. Mr. Turner has sole voting and investment power over 8,264,622 shares and shared voting and investment power over 9,056,787 shares of common stock.

(3)

Based solely on the Schedule 13G filed by Capital Research and Management Company on February 13, 2004. The entity has sole dispositive power over 17,161,500 shares, but does not have sole or shared voting power over any of the shares. As reported in the Schedule 13G, the entity disclaims beneficial ownership of all the shares of common stock pursuant to Rule 13d-4.

(4)	Based solely on the Schedule 13G filed by Oppenheimer Capital LLC on February 17, 2004.
(5)

Based solely on the Schedule 13G filed by Wellington Management Company, LLP on February 12, 2004. The entity has shared voting power over 11,501,074 shares and shared dispositive power over 20,029,274 shares.

(6)

Based solely on the Schedule 13G filed by Barclays Global Investors, NA. and what appear to be a number of its affiliates on February 17, 2004. Item 4 of the Schedule 13G reports total beneficial ownership of 32,120,616 shares, with sole voting power over 28,569,801 shares and sole investment power over 28,584,101 shares.

Security Ownership by Officers and Directors

     The following table shows the amount of our common stock beneficially owned, as of March 22, 2004, by all directors and director nominees, the named executive officers individually, and by all current directors and executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated. Percentage computations are based on 336,496,667 shares of our common stock outstanding as of March 22, 2004.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
David L. Beré	29,444	(1)	*
Dennis C. Bottorff	50,251	(1)	*
Barbara L. Bowles	13,780	(1)	*
James L. Clayton	629,423	(1)(2)	*
Reginald D. Dickson	63,263	(1)	*
E. Gordon Gee	15,938	(1)	*
John B. Holland	43,579	(1)	*
Barbara M. Knuckles	25,428	(1)(3)	*
David A. Perdue	412,825	(1)	*
J. Neal Purcell	2,000	(4)	*
James D. Robbins	14,079	(1)	*
David M. Wilds	278,390	(1)	*
William S. Wire, II	59,087	(1)	*
Lawrence V. Jackson	34,000		*
James J. Hagan	84,650	(1)	*
Tom J. Hartshorn	808,116	(1)(5)	*
Stonie R. O’Briant	451,289	(1)(6)	*
Donald S. Shaffer(7)	326,391	(1)	*
All directors and executive officers
as a group (20 persons)	3,200,699	(1)	*

____________________________________

*	Denotes less than 1% of class.
(1)

Includes the following number of shares subject to options either currently exercisable or exercisable by the named holders within 60 days of March 22, 2004: Mr. Bere (9,444); Mr. Bottorff (23,299); Ms. Bowles (12,780); Mr. Clayton (43,106); Mr. Dickson (43,106); Dr. Gee (15,938); Mr. Holland (43,106); Ms. Knuckles (23,568); Mr. Perdue (333,333); Mr. Robbins (9,345); Mr. Wilds (43,106); Mr. Wire (43,106); Mr. Hagan (59,650); Mr. Hartshorn (620,547); Mr. O’Briant (335,373); Mr. Shaffer (306,391); and all current directors and executive officers as a group (1,830,515). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding Dollar General common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 4,765 shares held by a non-profit foundation over which Mr. Clayton shares voting and investment power.
(3)	Includes 100 shares held by Ms. Knuckle’s son, over which Ms. Knuckles does not exercise voting or investment power.
(4)	Includes 2,000 shares held jointly with Mr. Purcell’s spouse over which Mr. Purcell shares voting and investment power.
(5)	Includes 24,139 shares held by Mr. Hartshorn’s spouse over which Mr. Hartshorn does not exercise voting or investment power.
(6)	Includes 5,087 shares held by Mr. O’Briant’s spouse over which Mr. O’Briant does not exercise voting or investment power.
(7)	Mr. Shaffer can be reached at P.O. Box 162, Manakin Sabot, Virginia 23103.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as our independent auditors?

     The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent auditors for the 2004 fiscal year.

How long has Ernst & Young LLP served as our independent auditors?

     Ernst & Young LLP has served as our independent auditors since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

     Representatives of Ernst & Young LLP have been requested to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

     Our Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditors for the 2004 fiscal year. If the shareholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of Ernst & Young LLP.

FEES PAID TO AUDITORS

What fees were paid to the auditors in 2003 and 2002?

     The following table sets forth certain fees billed to us by Ernst & Young LLP in connection with various services provided to us throughout fiscal years 2003 and 2002:

Service	2003 Aggregate Fees Billed	2002 Aggregate Fees Billed
Audit Fees	$1,810,000	1,712,500
Audit-Related Fees(1)	--	510,000
Tax Fees(2)	467,500	170,000
All Other Fees(3)	3,824	--
______________________

(1)	2002 fees include fees related to assistance with our completion of a formally documented accounting policies and procedures manual, as well as fees for accounting consultations.

(2)

2003 fees include fees relating to a LIFO tax calculation and tax advisory services related to inventory, as well as international, federal, state and local tax advice. 2002 fees include fees relating to a LIFO tax engagement and federal, state and local tax advice.

(3)	2003 fees include a subscription fee to the auditor’s on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the auditors?

     The Audit Committee Charter requires that the Audit Committee pre-approve all audit and permissible non-audit services provided by our independent auditors. Where feasible, the committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after disclosure by management and the independent auditors of the nature of the services to be performed, the estimated fees (when available), and their opinion that the service will not impair the auditors’ independence. The committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and permissible non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the committee. The Chairman must report to the committee at its next meeting with respect to all services so pre-approved by him since the last committee meeting.

SHAREHOLDER PROPOSALS
FOR 2005 ANNUAL MEETING

     To be considered for inclusion in our proxy materials relating to the 2005 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws and must be received no later than December 14, 2004. In addition, if we are not notified of a shareholder proposal by December 14, 2004, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2005 annual meeting of shareholders. If you would like to introduce other new business at the 2005 annual meeting, you must provide written notice to us no later than December 14, 2004 and comply with the advance notice provisions of our Bylaws. Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. As provided in our Bylaws, shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders.

OTHER INFORMATION

     In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Shareholder”) and share a single address, only one Annual Report and proxy statement is being delivered to the address unless contrary instructions from any shareholder at the address were received. This practice, known as “householding,” is intended to reduce printing and postage costs. However, any such Street-Name Shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or us by telephone at: (615) 855-4000, or by mail to: Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072, Attention: Investor Relations. The voting instruction sent to a Street-Name Shareholder should provide information on how to request (1) householding of future Dollar General materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a shareholder who would like to make one of these requests should contact us as indicated above.

     A copy of our Annual Report to Shareholders for 2003 is being mailed to each shareholder with this proxy statement. A copy of our Annual Report on Form 10-K for the fiscal year ended January 30, 2004 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Dollar General Corporation, Attention: Investor Relations, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Form 10-K and its exhibits on-line at the SEC website at www.sec.gov or via our website at www.dollargeneral.com under “Investing”.

     Our Board provides a process for shareholders to send communications to the Board. In sum, any shareholder desiring to communicate to our Board may do so by sending a letter to: Presiding Director, Dollar General Corporation, c/o General Counsel, 100 Mission Ridge, Goodlettsville, TN 37072. All communications, although initially reviewed by our Legal Department, will be forwarded to our Presiding Director on a quarterly basis, unless reports are requested by the Board or the Presiding Director more frequently. Your communication will be treated confidentially, subject to applicable law, regulation or legal proceedings, if so marked on the envelope or in the communication itself. The Presiding Director may direct that certain matters be presented to the full Board or any applicable Board committee and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. We intend to disclose any changes to this shareholder communication process on the Investing portion of our website located at www.dollargeneral.com.

Appendix A

DOLLAR GENERAL CORPORATION

AUDIT COMMITTEE CHARTER

(As Adopted by the Board of Directors on January 20, 2004)

I.     Membership

     The Audit Committee (the “Committee”) shall consist of at least three directors. All Committee members shall be Independent Directors (as defined in the Company’s Corporate Governance Principles) and shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee. For this purpose, “financially literate” is interpreted by the Board in its business judgment to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one Committee member must be an “audit committee financial expert” (as defined by the rules of the Securities Exchange Act of 1934). Committee members shall be appointed annually by the Board and may be removed by the Board at any time.

     At least one Committee member shall have accounting or related financial management expertise. For this purpose, “accounting or related financial management expertise” is interpreted by the Board in its business judgment to include, without limitation, experience as a certified public accountant, chief executive officer, chief financial officer, controller, or other senior officer with financial reporting oversight responsibilities. In addition, a member designated as an audit committee financial expert may be presumed to have accounting or related financial management expertise.

     Committee members may not serve on more than two other public company audit committees unless the Board determines in advance that the ability of the director to serve effectively on the Company’s Audit Committee would not be impaired. If the Board determines that a director can serve effectively on more than two other audit committees, the Board will disclose a specific explanation of its determination in the annual proxy statement.

II.     Purpose

     The Committee’s primary purposes are to:

•

Assist Board oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.

•	Prepare the report required by the Securities and Exchange Commission for inclusion in the annual proxy statement.

     The Committee is not responsible for the planning or conduct of audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of the Company’s management and independent auditors. It also is not the Committee’s responsibility to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

III.     Structure and Operations

     Unless the Board appoints a Chairman, the Committee members may designate a Chairman by a majority vote of the full Committee membership. The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than four times each year, and shall report to the Board at the next Board meeting following each such Committee meeting. A majority of the Committee members shall constitute a quorum for the conduct of business at Committee meetings. The affirmative vote of a majority of the Committee members participating in any Committee meeting is necessary for the adoption of any resolution. The Committee may invite the Chairman of the Board, members of management, independent auditors or others to attend all or a portion of the Committee meetings. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. In addition, the Committee shall meet each quarter with management (i.e., the CEO, CFO, President or other senior officers), with the internal audit director and with the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may delegate any of its responsibilities to one or more subcommittees as the Committee may deem appropriate to the extent allowed by applicable law and the New York Stock Exchange.

IV.     Authority and Resources

     The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention and oversight of any independent auditing firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditing firm must report directly to the Committee. The Committee also shall have the authority to engage outside legal, accounting or other advisors as the Committee determines to be necessary or advisable in connection with the discharge of its responsibilities hereunder. The Company shall pay to any independent auditing firm or outside legal or other advisor retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

V.     Responsibilities

     The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time:

Independent Auditors

     1.    Select, determine the compensation of, and oversee the Company’s independent auditors. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

     2.    Pre-approve all audit engagement fees and terms, as well as all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Committee may delegate to one or more of its members the authority to pre-approve such services; provided, however, that all services pre-approved by such Committee member must be disclosed to the full Committee at each of its scheduled meetings.

     3.    At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to address any such issues, and (c) all relationships between the audit firm and the Company.

     4.    After reviewing the independent auditors’ report referred to in #3 above, annually review the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee should ensure the rotation of the lead, concurring and other audit partners as required by law. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditing firm.

     5.    At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

•	The overall scope, planning and staffing of the annual audit.

•	The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•	The adequacy and effectiveness of the Company’s internal controls.

•

Any audit problems or difficulties, and management’s response, including a discussion regarding: (a) any restrictions on the scope of the independent auditor’s activities or on access to requested information, (b) any significant disagreements with management, (c) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (d) any communications between the independent audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, (e) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company, and (f) the responsibilities, budget and staffing of the Company’s internal audit function.

     6.    Set clear hiring policies for current and former employees of the independent auditors.

Financial Statements and Disclosures

     7.    Review and discuss with management and the independent auditors:

•

The Company’s annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under MD&A. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K.

•

The independent auditors’ report mandated by Section 10A of the Securities Exchange Act of 1934 regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•

Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•

Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

     8.    Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

     9.    Review and discuss with management, internal audit and the independent auditors management’s internal control report prepared in accordance with SEC rules promulgated pursuant to Section 404 of the Sarbanes-Oxley Act.

     10.    Discuss the Company’s earnings press releases (particularly, the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made).

     11.    Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

     12.    Review disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

Internal Auditors

     13.    Review internal audit department activities, organizational structure and qualifications.

     14.    Approve internal audit department projects and annual budget.

     15.    Review with the internal audit department the status and results (including remedial actions) of audit projects.

     16.    Review all significant reports to management prepared by the internal audit department, and management’s responses.

     17.    Periodically consult with the internal audit department about the adequacy and effectiveness of the Company’s internal controls.

Ethical and Legal Compliance

     18.    Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

     19.    Oversee, in conjunction with the Nominating and Corporate Governance Committee, a Code of Business Conduct and Ethics applicable to all Board members, officers and employees of the Company and its affiliated entities.

     20.    Review, with the Company’s General Counsel, legal matters that could have a significant impact on the Company’s quarterly or annual financial statements.

Other Responsibilities

     21.    Review and reassess the adequacy of this Charter at least annually and recommend to the Board any changes deemed appropriate.

     22.    Conduct an annual evaluation of the performance and effectiveness of the Committee and report the results of the evaluation to the Board.

     23.    Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

     24.    Report regularly to the Board regarding, among others, issues that arise with respect to (a) the quality or integrity of the Company’s financial statements, (b) the Company’s compliance with legal or regulatory requirements, (c) the performance and independence of the Company’s independent auditors, and (d) the performance of the internal audit function.

DOLLAR GENERAL CORPORATION 100 MISSION RIDGE GOODLETTSVILLE, TN 37072

Appendix B
Form of Proxy

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Dollar General Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [x]
	DOLLAR	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DOLLAR GENERAL CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

Proposal 1 - Election of Directors To elect eleven directors to serve until the next annual meeting and until their successors are elected and qualified:			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) David L. Beré	07) Barbara M. Knuckles		¡	¡	¡
02) Dennis C. Bottorff	08) David A. Perdue
03) Barbara L. Bowles	09) J. Neal Purcell
04) James L. Clayton	10) James D. Robbins
05) Reginald D. Dickson	11) David M. Wilds
06) E. Gordon Gee

						For	Against	Abstain

Proposal 2 - Ratification of the appointment of Ernst & Young LLP as independent auditors						¡	¡	¡

For comments, please check this box and write them on the back where indicated			¡

Please indicate if you plan to attend this meeting	¡	¡

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Whether or not you expect to be physically present at the annual meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.

DOLLAR GENERAL CORPORATION

Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 25, 2004

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the “Company”), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 13, 2004, and hereby appoints James J. Hagan and Susan S. Lanigan, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of the Company to be held on May 25, 2004, at 10:00 A.M., Central Daylight Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side of this proxy card. The shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” election of all director nominees, and “FOR” the ratification of the appointment of the independent auditors.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

IMPORTANT – This Proxy is continued and must be signed and dated on the reverse side.